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                                                                      EXHIBIT 99


March 27, 2002

U.S. Securities and Exchange Commission
Washington, D.C.


     Re: AUDIT BY ARTHUR ANDERSEN LLP

Ladies and Gentlemen:

     Enesco Group, Inc. has engaged Arthur Andersen LLP as its independent public accountants. Arthur Andersen has represented to Enesco Group, Inc. that the audits were subject to Arthur Andersen's quality control systems for the U.S. accounting and auditing practices to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct relevant portions of the audit.

                                         Sincerely,


                                         /s/ Jeffrey W. Lemajeur
                                         --------------------------------
                                         Jeffrey W. Lemajeur
                                         Chief Financial Officer and Treasurer